Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Year-End Financial Results

Denver, Colorado March 17, 2008 - Vista Gold Corp. (TSX & AMEX: VGZ) announced today its financial results for the year ended December 31, 2007, as filed on March 17, 2008 with the U.S. Securities and Exchange Commission and the Canadian Securities Commission in Vista’s Annual Report on Form 10-K. For the year ended December 31, 2007, Vista reported a consolidated net loss of US$14.2 million or US$0.44 per share compared to the 2006 consolidated net loss of US$4.2 million or US$0.16 per share. The increase of US$10.0 million in the net loss for 2007 is primarily the result of an increase in the loss from discontinued operations of US$4.1 million, costs of US$2.9 million related to the completion of the Arrangement (discussed below); an increase in corporate administration and investor relations costs of US$2.7 million and an increase in exploration, property evaluation and holding costs of US$0.3 million.

The losses from discontinued operations of US$6.3 million in 2007 and US$2.3 million in 2006 are primarily the result of two factors. The first contributing factor relates to the completion of the Arrangement on May 10, 2007 involving the Corporation, Allied Nevada Gold Corp. and Carl and Janet Pescio, which resulted in, among other things, the transfer of the Corporation’s Nevada properties and cash to Allied Nevada and the acquisition by Allied Nevada of the Nevada mineral assets of Carl and Janet Pescio. As a result of the completion of the Arrangement, the losses associated with the Corporation’s Nevada properties are now reflected as losses from discontinued operations. These losses amounted to US$0.4 million and US$2.1 million for the respective periods. The financial effects of the Arrangement are also reflected in the changes of working capital and total assets, as discussed below. The second contributing factor, resulting in a loss from discontinued operations of US$5.9 million in 2007, was the determination that, as of December 31, 2007, the Amayapampa project was held for sale. Upon making this determination, the Corporation assessed the fair market value of the Amayapampa project using risk adjusted economic models incorporating the terms of an arm’s-length proposal to purchase the project currently under consideration by the Corporation. The economic models employed indicated a fair market value for the Amayapampa project of US$4.8 million as compared to the carrying value of US$10.3 million which necessitated a write-down of US$5.5 million. The Amayapampa project incurred losses of US$0.4 million during 2007 which have been included in losses from discontinued operations.

The Corporation received net cash from financing activities of US$4.3 million in 2007 compared to US$54.3 million in 2006. The US$4.3 million in 2007 consisted primarily of net proceeds of US$3.6 million from exercise of warrants and US$0.7 million from the exercise of options.

Net cash used in investing activities in 2007 was US$31.3 million compared to US$3.7 million in 2006. The increase of US$27.6 million mostly reflects US$24.5 million cash transferred to Allied Nevada in connection with the Arrangement Agreement representing Vista’s payment of US$25 million less US$0.5 million in loans repaid to Vista by Allied Nevada pursuant to the terms of the Arrangement Agreement. Other variances include an increase in additions to mineral properties of US$4.2 million which is mostly due to a drilling program the Corporation undertook at the Mt. Todd project during 2007 and a decrease in expenditures related to acquisitions of gold properties of US$1.3 million since the Corporation had no property acquisitions in 2007.

At December 31, 2007, the Corporation’s total assets were US$51.3 million compared to US$92.7 million at December 31, 2006, representing a decrease of US$41.4 million. Of this decrease, US$9.9 million was attributed to the mineral properties transferred to Allied Nevada; and US$5.4 million was attributed to the restricted account balance transferred to Allied Nevada; the remaining decrease was primarily made up of the reduction in working capital mostly reflecting payment made to Allied Nevada in connection with the Arrangement.

Vista’s financial position included current assets at December 31, 2007 of US$27.9 million compared to US$50.4 million at December 31, 2006. Long-term liabilities totaled US$30,000 at December 31, 2007 compared to US$4.9 million at December 31, 2006.  At December 31, 2007, the Corporation had working capital of US$27.3 million, compared to US$49.7 million in 2006. Vista’s working capital of US$27.3 million as of December 31, 2007, decreased from that at December 31, 2006 by US$22.4 million.  The principal component of working capital for both 2007 and 2006 is cash and cash equivalents of US$16.6 million and US$48.7 million, respectively. Other components include marketable securities (2007-US$10.9 million; 2006-US$0.8 million), accounts receivable (2007-US$0.1 million; 2006-US$0.6 million) and other liquid assets (2007-US$0.3 million; 2006-US$0.3 million). The decrease of US$22.4 million in working capital from 2007 to 2006 relates to the payment to Allied Nevada of US$25.0 million less the receivable of US$0.5 million pursuant to the Arrangement Agreement. At December 31, 2007, Vista held marketable securities available for sale with a quoted market value of US$10.9 million. Included in these marketable securities were 1,529,848 shares of Allied Nevada at a quoted market value of US$9.5 million. The Corporation continues to hold these shares of Allied Nevada, which Vista retained as part of the closing of the Arrangement to facilitate payment of any taxes payable by the Corporation as a result of the Arrangement. At December 31, 2007, Vista held no debt with banks or institutions.

Subsequent to year-end, Vista completed a private placement in which it issued US$30 million in aggregate principal amount of senior secured convertible notes.

Selected Financial Data

	Years ended December 31,
U.S. $ 000’s, except loss per share	2007	2006
Results of operations
Net loss	$(14,201)	$(4,171)
Basic and diluted loss per share	$(0.44)	$(0.16)

Net cash used in operations	$(4,285)	$(1,508)
Net cash used in investing activities	(31,349)	(3,682)
Net cash provided by financing activities	4,324	54,279

Financial position
Current assets	$27,948	50,420
Total assets	51,346	92,731
Current liabilities	664	727
Total liabilities	694	5,604
Shareholders’ equity	50,652	87,127

Working capital	$27,284	$49,693

Mike Richings, Executive Chairman and CEO, commented on the 2007 financials: “In comparing this year’s financial results with those for previous years, shareholders should consider two important events which occurred during the year that impacted our financial results, but which we believe have long-term positive implications for our shareholders. First, there was the completion of the Arrangement that resulted in the formation of Allied Nevada, a new Nevada pure gold company, which was done largely with contributions of Vista’s Nevada mineral properties and cash, and resulted in the distribution to our shareholders of approximately 0.794 Allied Nevada share for each share of the Corporation shares held. Second, our decision made during the year to advance our key projects to the point where production decisions can be made has resulted in increased expenditures. As a result, we have significantly increased our estimate of measured and indicated resources at Mt. Todd (see press release of February 27, 2008), and we added a number of new members to our management team and purchased key items of mill equipment in furtherance of our goal to place the Paredones Amarillos project into production by the end of 2009. Also, as part of this decision to advance our key projects to production decisions, we decided we would like to sell or joint venture the Amayapampa project in Bolivia and negotiations to do this are proceeding. As previously announced, we are seeking a partner or buyer for the Amayapampa project with the financial and personnel resources to manage and develop the project and commence commercial gold production in the shortest time possible. We feel that it is not appropriate for management to be distracted by developing what is expected to be a smaller project in Bolivia when we have larger projects located in very favorable regions. When we estimated the Amayapampa project value, and incorporated appropriate risks, we felt it was appropriate to reduce the carrying value; however, if the project is successfully developed at current or higher gold prices, we anticipate retaining an interest in the project that will enable us to receive acceptable returns. I believe we are now well positioned to become a mid-tier producer over the next few years and, we expect to generate attractive returns for our shareholders.”

The annual general meeting of Vista’s shareholders has been scheduled for Monday, May 5, 2008, at 10:00 a.m., Vancouver time, at the offices of Borden Ladner Gervais LLP, located at Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. Vista has recently completed a preliminary feasibility study on the Paredones Amarillos project in Mexico that indicated positive results at gold prices lower than those now prevailing. Vista plans to confirm these results with definitive feasibility studies in 2008. Vista is undertaking programs to advance the Paredones Amarillos project, including the purchase of long delivery equipment items, so that construction can begin during the second half of 2008. The results of a preliminary assessment completed in 2007 on the Mt. Todd project in Australia were encouraging and additional technical studies are underway with a definitive feasibility study planned for completion by mid-2009. Vista’s other holdings include the Guadalupe de los Reyes project in México, Yellow Pine project in Idaho, Awak Mas project in Indonesia, Long Valley project in California, and Amayapampa project in Bolivia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as financial and operating results and estimates; potential funding requirements and sources of capital; the performance and results of feasibility studies including the ongoing bankable feasibility study for the Paredones Amarillos Project; and timing for starting and completion of drilling and testing programs at the Paredones Amarillos Project; anticipated timing of commencement of construction and commencement of production at the Paredones Amarillos Project; results of drilling programs and prospects for exploration and conversion of resources at the Mt. Todd Project and plans for a feasibility study at the Mt. Todd Project; plans for disposition of the Amayapampa Project; Vista’s future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation; future gold prices; Vista’s potential status as a producer including plans, timing and targeted initial production levels; and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks relating to delays and incurrence of additional costs in connection with the feasibility study underway at our Paredones Amarillos Project, uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in  commencement and completion of construction at the Paredones Amarillos Project; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com